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                                                                    EXHIBIT 4.3




                              TRIPARTITE AGREEMENT


         THIS AGREEMENT is being entered into as of January 17, 1990, among BSN Corp. (the "Company"), a corporation organized and existing under the laws of the State of Delaware, MTrust Corp., N.A., a national banking association, as Trustee (the "Predecessor Trustee") and Ameritrust Company National Association (the "Successor Trustee"), a national banking association.

                                  WITNESSETH:

         WHEREAS, the Company has presently issued and outstanding approximately $12,450,000 of its 7-3/4% Convertible Subordinated Debentures due 2001 (the "Debentures") under an Indenture, dated as of April 15, 1986, between the Company and Mtrust Corp. N.A., as Trustee, as supplemented by First Supplemental Indenture dated as of December 1, 1987 (collectively the "Indenture"); and

         WHEREAS, by letter and notice, dated January 17, 1990 (the "Notice of Resignation"), the Predecessor Trustee notified the Company that it was resigning as Trustee under the Indenture pursuant to Section 8.09 of Article 8 of the Indenture and Section 8.10 of Article 8 of the Indenture, such resignation being effective upon the acceptance of appointment by the Company of a successor trustee as provided in said Article 8; and

         WHEREAS, under Section 8.10 of the Indenture, the Company is obligated to promptly appoint a successor trustee to fill the vacancy created by the resignation of the Predecessor Trustee; and

         WHEREAS, the Company desires to appoint the Successor Trustee as successor trustee under the Indenture; and

         WHEREAS, all actions and conditions precedent provided for in the Indenture (including any covenant the compliance with which constitutes a condition precedent) with respect to the appointment of the Successor Trustee as Trustee under the Indenture have been performed and complied with; and

         WHEREAS, the Successor Trustee is willing to accept appointment as Trustee under the Indenture:

         NOW, THEREFORE, in consideration of the mutual covenants and agreements and representations and warranties of the parties herein contained, the parties hereto agree as follows:

         Section 1. Resignation of Trustee. The Predecessor Trustee in accordance with the Notice of Resignation hereby resigns from the office of Trustee under the Indenture, and the Company hereby accepts such resignation, all effective as of 5:00 p.m., Dallas, Texas, time on January 17, 1990.




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         Section 2. Appointments and Acceptance of Appointments.  The Company,
pursuant to the Board of Directors' resolutions attached hereto as Exhibit "A" hereby appoints the Successor Trustee as Trustee and Cleveland, Ohio as the trustee's principal office under the Indenture. Mtrust will continue in its capacity as Registrar and Paying Agent and as the office or agency of the Company in Dallas, Texas, and New York, New York, where notices and demands to or upon the Company in respect of the Debentures or of the indenture may be served, with all authority, rights, powers, trusts and immunities which are vested in, and all duties and obligations which are binding upon, the Trustee in such capacity under the Indenture, such appointment to be effective as of 5:00 p.m., Dallas, Texas, time on January 17, 1990.

         The Successor Trustee hereby accepts its appointment as Trustee, under the Indenture at its principal corporate trust office at 2073 East 9th Street, Cleveland, Ohio 44115, as Trustee, effective as of 5:00 p.m., Dallas, Texas, time on January 17, 1990, and accepts the authority, rights, powers, trusts, immunities, duties and obligations created by the Indenture, and hereby agrees to perform said authorities, rights, powers, trusts, immunities, duties and obligations upon the terms and conditions set forth in the Indenture.

         The Successor Trustee represents and warrants that it is qualified and eligible under Section 310 of the Trust Indenture Act of 1939 and Section 8.08 of Article 8 of the Indenture to act as Trustee.

         Section 3. Assignment of Trust Powers and Confirmation by the Company. Pursuant to the request of the Successor Trustee and Company, the Predecessor Trustee hereby assigns, transfers, delegates and delivers, effective as of 5:00 p.m., Dallas, Texas time on January 17, 1990, to the Successor Trustee as Trustee, under the Indenture all its authority, rights, powers, trusts, immunities, duties and obligations as Trustee, under the Indenture, and all property and monies, if any, held by it as Trustee, under the Indenture. In furtherance of the foregoing, the Predecessor Trustee shall promptly execute and deliver to the Successor Trustee that certain Assignment in the form and upon the terms of Exhibit "B" hereto, which shall be acknowledged by the Successor Trustee.

         Pursuant to the request of Successor Trustee, the Company hereby confirms the assignment and transfer to Successor Trustee by the Predecessor Trustee of all of the Predecessor Trustee's authority, rights, powers, trusts, immunities, duties and obligations as Trustee under the Indenture.

         Section 4. Predecessor Trustee Representations and Warranties. Predecessor Trustee represents and warrants that as of the date hereof it is not holding any property or funds as Trustee under the Indenture. The Predecessor Trustee represents and warrants to Successor Trustee that the Company has paid to it all amounts due it as Trustee, known to it as of this date for reasonable compensation, expenses, disbursements and advancements under Section 8.06 of the Indenture or has made provision satisfactory to the Predecessor Trustee for all such payments. The Predecessor Trustee makes no representation or warranty regarding the financial condition of the Company or the Company's ability to fulfill its obligations under the Indenture.





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         Section 5. Notice to Holders of Debentures.  In accordance with the provisions of Section 8.10 of the Indenture, the Successor Trustee agrees to give notice of the resignation of the Predecessor Trustee, as Trustee and the succession of the Successor Trustee, as Trustee under the Indenture, and as an office or agency of the Company in the City of Cleveland, State of Ohio, where notices and demands to or upon the Company in respect of the Debentures or of the Indenture may be served, by mailing, within 10 business days after acceptance by Successor Trustee of its appointment, the form of notice attached hereto as Exhibit "C" by first-class mail, postage prepaid, to the holders of the Debentures as their names and addresses appear in the Debenture register. Mtrust, the Predecessor Trustee, will continue in its capacity as Registrar and Paying Agent and as the office or agency of the Company in Dallas, Texas, and New York, New York, where notices and demands to or upon the Company in respect of the Debentures or of the Indenture may be served. Such notice shall include the name of the Successor Trustee and the address of its principal corporate trust office.

         Section 6. Indemnification and Compensation. In addition to the indemnification contained in Section 8.01 of the Indenture, the Company hereby agrees to indemnify and hold Successor Trustee harmless from any costs, losses, or expenses, including attorneys' fees, actually incurred or liabilities actually paid by Successor Trustee arising out of or in connection with the acts or omissions of Predecessor Trustee to the extent the Predecessor Trustee would be indemnified for such acts or omissions under the Indenture. In connection with any claim made under the indemnification provision set forth in this paragraph, the Company shall be given written notice setting forth in full the nature of the claim and an accounting setting forth all costs, expenses, losses or liabilities in reasonable detail.

         In addition to the agreements of the Company contained in Section 8.06 of the Indenture, the Company shall pay to the Successor Trustee from time to time compensation for its services in accordance with the Successor Trustee's then current fee schedule. The Successor Trustee's current fee schedule is attached hereto as Exhibit "D".

         Section 7. Company Representations and Warranties. The Company represents and warrants to Successor Trustee that:

                 (a) Corporate Existence. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                 (b) Corporate Power and Authorization. The Company is duly authorized and empowered to execute, deliver and perform this Agreement and the Indenture; and all corporate action on the Company's part requisite for the due execution, delivery and performance of this Agreement and of the Indenture has been duly and effectively taken.

                 (c) Binding Obligations. This Agreement, the Debentures and the Indenture constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms (except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally, and except as the availability of equitable remedies may be limited by equitable principles of general application).





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                 (d)      No Default.  The Company has not committed a breach
         or violation of the performance of any of the material covenants, conditions or provisions of the Indenture and there exists no condition, event or act which constitutes an Event of Default as defined in Section 7.01 of the Indenture, and no condition, event or act which with the giving of notice or lapse of time, or both, would become such an Event of Default.

                 (e) Conditions Precedent. All conditions precedent provided for in the Indenture (including any covenants the compliance with which constitutes a condition precedent), and all provisions contained therein, including but not limited to those with respect to the appointment of Successor Trustee as Trustee under the Indenture have been complied with.

                 (f) Exchange Listing. The Debentures are listed and traded on the American Stock Exchange.

         Section 8. Preservation of Rights. Except as expressly provided herein, nothing contained in this Agreement shall in any way affect the obligations or rights of the Company, Predecessor Trustee, Successor Trustee or any Debentureholder under the Indenture.

         Section 9. Execution in Counterparts. This instrument may be executed in several counterparts, each of which, when so executed, shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

         Section 10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                                   BSN CORP.

                                                   By: _________________________
                                                       Michael J. Blumenfeld,
                                                       President


                                                   AMERITRUST COMPANY NATIONAL
                                                   ASSOCIATION

                                                   By: ________________________
                                                   Name: ______________________
                                                   Title: _____________________
[SEAL]

ATTEST:





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________________________________
  K. Joyce, Assistant Secretary

                                                ________________________________

                                                By: ____________________________
                                                Name: __________________________
                                                Title: _________________________
[SEAL]

ATTEST:


_________________________________
  Greg Hasty, Vice President


THE STATE OF _________            )
                                  )
COUNTY OF ___________             )

         This foregoing instrument was acknowledged before me this ____ day of _________, 19___, by _________________________ of ____________________, a
________ corporation, on behalf of the corporation.


                                             ___________________________________
                                             Notary Public - State of __________

My Commission Expires:

______________________________





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THE STATE OF _________            )
                                  )
COUNTY OF ___________             )

         This instrument was acknowledged before me this ____ day of _________, 19___, by _________________________ of ____________________, a national banking association, on behalf of said association.


                                             ___________________________________
                                             Notary Public - State of __________

My Commission Expires:

___________________________________



THE STATE OF _________            )
                                  )
COUNTY OF ___________             )

         This instrument was acknowledged before me this ____ day of _________, 19___, by _________________________ of ____________________, a national banking association, on behalf of said association.


                                             __________________________________
                                             Notary Public - State of _________

My Commission Expires:

___________________________________





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